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|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |    Lexington Corporate Properties Trust    |                                               |
|                                     |    ("LXP")                                 |    |X| Director             |_| 10% Owner     |
|   Shaffer     Jack       Arnold     ----------------------------------------------    |_| Officer (give title  |_| Other (specify|
--------------------------------------- 3. IRS                  | 4. Statement for |                 below)                 below) |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |                  |                                               |
| 410 Park Avenue, #430               |    Reporting            |                  |                                               |
|                                     |    Person, if an        --------------------------------------------------------------------
|                                     |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |    |X| Form filed by One Reporting Person     |
|   New York     NY          10022    |                         |                  |    |_| Form filed by More than One Reporting  |
|                                     |                         |     May 2002     |        Person                                 |
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|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
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| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
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|                     |         |         |       |   |                |   |                |               |           |          |
| Common Stock        | 5/3/02  |         |  P    |   |    1,000(1)    | A |     $15.85     |               |    D      |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
| Common Stock        | 5/22/02 |         |  A    |   |     340        | A |     $14.71     |     1,340(2)  |    D      |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
|

                                        Persons who respond to the collection of information contained in                     (Over)
                                        this form are not required to respond  unless the form displays a            SEC 1474-(9-02)
                                        currently valid OMB control number.


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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
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|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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| FORM 4 (continued)               Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
|                                              (e.g., puts, calls, warrants, options, convertible securities)
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|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative  |Securities Bene-     |Form of  |Indirect   |
|                                |                                        |Security    |ficially Owned       |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |Following Reported   |ative    |Ownership  |
|                                |                                        |            |Transaction(s)       |Security:|(Instr. 4) |
|                                |                                        |            |(Instr. 4)           |Direct   |           |
|                                |                                        |            |                     |(D) or   |           |
|                                |----------------------------------------|            |                     |Indirect |           |
|                                |                    |     Amount or     |            |                     |(I)      |           |
|                                |                    |     Number of     |            |                     |(Instr.  |           |
|                                |        Title       |     Shares        |            |                     |4)       |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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Explanation of Responses:
|
| (1)  These Shares were erroneously omitted from the May 2002 Statement.
| (2)  This number represents the corrected number of Shares beneficially held as of May 31, 2002.
|
|                                                                       /s/ Jack Arnold Shaffer                 November 15, 2002
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).                                    By: Dianne R. Smith, A.I.F.
|
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